Free Writing Prospectus Dated June 18, 2024 Filed Pursuant to Rule 433(d) Registration No. 333-260819 Registration No. 333-260819-11

CarMax Select Receivables Trust (CMXS 2024-A) Non-prime Auto Loan *PRICING DETAILS*

Joint Lead Bookrunners: Wells Fargo (str), Barclays, and J.P. Morgan

Co-Managers: MUFG, RBC Capital Markets, and SMBC Nikko

-CAPITAL STRUCTURE-

CLS	SIZE ($MM)	WAL*	S&P/F	P.WIN*	E.FINAL*	L.FINAL	BENCH	SPRD	YLD%	CPN%	$PX
============================================================================================================

A-1	110.000	0.19	A-1+/F1+	01-05	11/2024	07/2025	I-CRV	25	5.617	5.617	100.00000
A-2A	153.310	0.92	AAA/AAA	05-20	02/2026	09/2027	I-CRV	73	5.852	5.780	99.99858
A-2B	80.000	0.92	AAA/AAA	05-20	02/2026	09/2027	SOFR30A	73			100.00000
A-3	130.020	2.12	AAA/AAA	20-32	02/2027	11/2028	I-CRV	80	5.462	5.400	99.99851
B	46.670	2.86	AA/AA	32-38	08/2027	01/2030	I-CRV	95	5.416	5.350	99.98465
C	49.330	3.38	A/A	38-45	03/2028	01/2030	I-CRV	130	5.693	5.620	99.97987
D	55.670	3.72	BBB/BBB	45	03/2028	12/2030	I-CRV	200	6.359	6.270	99.97928
============================================================================================================

* Pricing Speed: 1.50 ABS to 10% Clean-Up Call.

-TRANSACTION DETAILS-

Offered Size : $625,000,000 *No Grow*

Format : SEC Registered

ERISA Eligible : Yes

Expected Settlement: 6/26/2024

First Payment Date : 7/15/2024

Expected Ratings : S&P / Fitch

Min Denoms : $5k x $1k

Bloomberg Ticker : CMXS 2024-A

Bill & Deliver : Wells Fargo

-MARKETING MATERIALS-

Preliminary Prospectus, FWP: Attached

Intex Dealname: wscarmax2024_a | Password: UJBB

DealRoadshow: https://dealroadshow.com

Entry Code (Case Sensitive): CMXS2024A

Direct Link: https://dealroadshow.com/e/CMXS2024A

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-645-3751 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package.